Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC AND CONERGY ANNOUNCE AMENDED

SOLAR WAFER SUPPLY CONTRACT

St. Peters, MO and Hamburg, Germany, July 10, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) and Conergy (CGY.DE) today announced the amendment of their 10-year wafer supply contract. The sales volume of the contract has been adjusted to approximately $4 billion compared to $7-$8 billion in the original agreement. This amendment provides more operational and financial flexibility for Conergy and allows MEMC to reallocate wafer volumes to other customers, primarily in the later years of the contract.

Under the terms of the amendment, MEMC will reduce the volume of solar wafers supplied to Conergy, primarily in the later years of the contract, in consideration for slightly higher prices. Conergy will continue to advance funds to MEMC in the form of a refundable capacity reservation deposit, commensurate with the volumes in each year. All other terms and conditions remain unchanged, including that MEMC will supply solar wafers to Conergy over a 10-year period, with pre-determined pricing, on a take or pay basis beginning in the third quarter of 2008, and will participate in 5% of the increase in value of Conergy’s solar subsidiary in Frankfurt (Oder).

“Conergy has taken several steps to restructure its business and create a sustainable business model for the future,” commented Nabeel Gareeb, MEMC’s Chief Executive Officer. “This new agreement supports Conergy’s move to a profitable business model, and will create a stronger partner for MEMC. Our amended contract fits in with Conergy’s new vision and allows MEMC to reallocate the remaining portion of the wafer volume and further diversify our customer mix.”

Conergy CEO Dieter Ammer commented: “We appreciate MEMC’s flexibility in allowing us to adjust the agreement to our revised business model. We view MEMC as a key strategic partner for Conergy’s long-term growth. The amendment gives us much more operational and financial flexibility as we move the company to a profitable downstream specialist with one of the most international sales and distribution networks in our industry. We anticipate making the requisite deposits in the next few weeks which will allow deliveries to commence as agreed in the third quarter of 2008.”

About Conergy

Conergy AG is one of the leading solar enterprises in Europe and with over 70,000 solar systems installed also a global market leader in the field of solar system integration. Listed since 2005 on the Frankfurt Stock Exchange, the Conergy Group pursues a global growth strategy: it produces, installs and plans solar systems for its customers in more than 20 countries. Furthermore, the company develops and finances large-scale projects in the fields of wind and bio energy, as well as solar thermal power plants through its subsidiary EPURON. The Conergy Group is represented by branch offices on five continents.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s beliefs and expectations that the amended definitive agreement would generate approximately $4 billion in revenue for MEMC over the 10-year period of the agreement and that sales would begin in the third quarter of 2008. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and its contracting parties in performing under the definitive agreement and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the definitive agreement. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Mr. Alexander Leinhos

PR Department

Conergy AG

Phone: +49 (0)40 / 27142-1631